Exhibit 99.1

xG Technology, Inc. Announces Closing of Public Offering

Sarasota, Florida—August 19, 2015—xG Technology, Inc. (“xG” or the “Company”) (Nasdaq: XGTI, XGTIW), a developer of patented wireless communications and spectrum sharing technologies, announced today that it has closed the previously announced underwritten public offering of its Class A Units, Class B Units, Series C Warrants and Series D Warrants. xG offered (i) 2,550,000 Class A Units, at a price of $1.00 per Class A Unit, each of which consists of one share of its common stock and 0.5 of a Series A Warrant to purchase one share of its common stock at an exercise price of $1.00 per warrant, (ii) 2,450,000 Class B Units, at a price of $0.99 per Class B Unit, each of which consists of one pre-funded Series B Warrant to purchase one share of its common stock and 0.5 of a Series A Warrant, (iii) 2,550,000 Series C Warrants, at a price of $0.01 per Series C Warrant, which is deemed to be included in the $1.00 price per Class A Unit, each to purchase one additional Class A Unit at an exercise price of $1.00, and (iv) 4,950,000 Series D Warrants, at a price of $0.01 per Series D Warrant, which is deemed to be included in the $0.99 price per Class B Unit, each to purchase one additional Class B Unit at an exercise price of $0.99. xG received approximately $5,000,000 in gross proceeds from the offering, before underwriting discounts and commissions and offering expenses payable by the Company.

xG intends to use the net proceeds from the offering for general corporate purposes, including working capital, product development, partial reduction of liabilities, marketing activities, expanding its internal sales organization and further developing sales channels, funding the set-up of contract manufacturing production lines and other capital expenditures.

Roth Capital Partners acted as sole book-running manager for the offering.

Roth Capital Partners, LLC acted as underwriter for the offering. The securities were offered by xG pursuant to a registration statement on Form S-1 (File No. 333-203853) filed by xG with the Securities and Exchange Commission (the “SEC”), which registration statement was declared effective by the SEC on August 13, 2015. A final prospectus relating to the offering was filed with the SEC and is available on the SEC’s website located at www.sec.gov. Electronic copies of the final prospectus also may be obtained from Roth Capital Partners, LLC, Equity Capital Markets, 888 San Clemente Drive, Newport Beach, CA 92660, at (800) 678-9147.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About xG Technology, Inc.

xG has created a broad portfolio of intellectual property that makes wireless networks more intelligent, accessible, affordable and reliable. xG has created xMax, a patented all-IP cognitive radio technology that enables robust mobile broadband communications for private, consumer and government networks. xMax can solve the crisis facing the wireless industry caused by data-hungry devices and applications that are straining network capacity. It eliminates the need to acquire scarce and expensive licensed spectrum, thus lowering the total cost of ownership for wireless broadband access. xG’s goal is to help wireless broadband networks deliver voice, video and data services to fixed and mobile users. The xMax cognitive radio system incorporates advanced optimizing technologies that include spectrum sharing, interference mitigation, multiple-input multiple-output (MIMO) and software defined radio (SDR). These and other technologies make xMax ideal for wide areas, as well as rapid emergency communication deployment. xG offers solutions for numerous industries worldwide, including urban and rural wireless broadband, utilities, defense, emergency response and public safety.

Based in Sarasota, Florida, xG has 50 U.S. and over 100 international patents and pending patent applications. xG is a publicly traded company listed on the Nasdaq Capital Market where xG common stock is traded under the symbol XGTI and xG warrants are traded under the symbol XGTIW. For more information, please visit www.xgtechnology.com.

Cautionary Statement Regarding Forward Looking Statements

Statements contained herein that are not based upon current or historical facts are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements reflect xG’s expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These statements include but are not limited to statements regarding the intended terms of the offering, closing of the offering and use of any proceeds from the offering. When used herein, the words “anticipate,” “believe,” “estimate,” “upcoming,” “plan,” “target”, “intend” and “expect” and similar expressions, as they relate to xG, its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to xG and are subject to a number of risks, uncertainties, and other factors that could cause xG’s actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.

For More Information:

Media Relations
Daniel Carpini
xG Technology, Inc.
daniel.carpini@xgtechnology.com
(941) 953-9035

Investor and Analyst Relations
James Woodyatt
xG Technology, Inc.
james.woodyatt@xgtechnology.com
(954) 572-0395

Jody Burfening/Carolyn Capaccio
LHA
ccapaccio@lhai.com
(212) 838-3777